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                           CORPORATE CUSTODY AGREEMENT

     This agreement is between the UNDERSIGNED as Principal and Southwest Bank of Texas, N.A. ("Southwest") as Agent.

     1. DELIVERY AND OWNERSHIP OF THE PROPERTY. Principal may deliver from time to time property acceptable to Southwest to be held in accordance with this agreement. Principal is the owner of all property held pursuant to this agreement, and Southwest is acting as agent of the Principal for the purposes set forth below.

     2. INVESTMENTS. Southwest shall invest, sell, reinvest, and make other disposition of property only upon the instructions of Principal or of any Investment Adviser employed by Principal and shall undertake the collection of any item held as the same matures. Instructions may be oral, in writing or in any other form acceptable to Southwest, and Principal assumes all risks resulting from action taken by Southwest in good faith on such instructions. Southwest shall not be required to comply with any direction to purchase securities unless there is sufficient cash available, or with any direction to sell securities unless such securities are held in the account at the time in deliverable form. Expenses incurred in effecting any of the foregoing transactions shall be charged to the account.

     3. INCOME. Southwest shall receive the income on the property held by it and after payment of expenses remit the net income as Principal may instruct.

     4. STATEMENTS. Southwest shall furnish periodically to Principal statements of assets and statements of receipts and disbursements and shall furnish annually data for the preceding year to assist Principal in preparing returns for income tax purposes on the property held by Agent.

     5. NOMINEE. Southwest may register all or any part of the property in a nominee of Southwest, or may retain it unregistered and in bearer form.

     6. PAYMENT OF TAXES. Principal is responsible for the payment of all taxes assessed on or with respect to any property held by Agent and any income received and agrees to hold Southwest harmless.

     7. COMPENSATION. The compensation of Southwest shall be in accordance with its established fee schedules in effect from time to time. Southwest shall be entitled to reimbursement for expenses.

     8. WITHDRAWAL OF PROPERTY AND TERMINATION OF AGREEMENT. Principal may withdraw any and all property held hereunder upon giving Southwest written notice. The final withdrawal of all property held by Agent shall terminate this agreement. Southwest shall have the right to terminate this agreement at any time upon giving the Principal written notice. Southwest shall

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deliver the property as soon as practicable upon either a withdrawal or termination, but prior to delivery may require re-registration of any property held in nominee form.

     9. AUTHORITY OF PRINCIPAL. Principal certifies that it has corporate authority to enter into this agreement. A certified copy of a resolution authorizing the opening of the account and stating the names of the corporate officers duly authorized to act on behalf of Principal is attached hereto. Southwest is authorized to follow any and all instructions received by it from such person or persons until receipt by it of a certified copy of a new resolution conferring such authority upon another person or persons.

     10. LAW GOVERNING. The laws of Texas shall govern the interpretation of this agreement.

     11. GENERAL INFORMATION. The Corporation Tax Identification Number is 76-0631884.


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     This agreement shall bind the respective successors and assigns of the
Principal and Agent. Principal and Southwest have executed this agreement in duplicate on the dates set forth below.

                                      PRINCIPAL

                                      MGi2, Inc.
ATTEST:

                                      By:
-------------------------------------    -------------------------------------
                                      Name:     Evans S. Attwell
                                      Title:    Senior Vice President
                                      Date:     April 10, 2000


                                      AGENT:

                                      Southwest Bank of Texas, N.A.
ATTEST:

                                      By:
-------------------------------------    -------------------------------------
                                      Name: ----------------------------------
                                      Title:    Authorized Officer
                                      Date:     April     , 2000